EXHIBIT 10.2

Execution Version

CREDIT AGREEMENT
dated as of
August [2], 2021
among
HUNTINGTON INGALLS INDUSTRIES, INC.,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
___________________________
JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger and Sole Bookrunner,
and

BANK OF AMERICA, N.A.,
MUFG BANK, LTD.,
MIZUHO BANK, LTD.,
THE BANK OF NOVA SCOTIA,
U.S. BANK NATIONAL ASSOCIATION and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents

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SCHEDULES:

Schedule 2.01 – Commitments
Schedule 3.14 – Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens

EXHIBITS:

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(continued)
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Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Borrowing Request
Exhibit C    [Reserved]
Exhibit D    [Reserved]
Exhibit E    Solvency Certificate
Exhibit F    Specified Acquisition Notice
Exhibit G    Form of Compliance Certificate
Exhibit H    Form of Confidentiality Agreement
Exhibit I    Form of U.S. Tax Certificate
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CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is dated as of August [2], 2021, among HUNTINGTON INGALLS INDUSTRIES, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Borrower intends to acquire Alion pursuant to the Alion Acquisition Agreement. In connection with the Alion Acquisition, the Borrower requests that the Lenders provide a term loan facility to the Borrower for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article 1
Definitions
Section 1.01.  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“3-Year Tranche Borrowing” means 3-Year Tranche Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“3-Year Tranche Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a 3-Year Tranche Loan on the Term Funding Date, expressed as an amount representing the maximum principal amount of the 3-Year Tranche Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s 3-Year Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its 3-Year Tranche Commitment, as applicable. The initial aggregate amount of the Lenders’ 3-Year Tranche Commitment is $650,000,000.
“3-Year Tranche Lender” means a Lender with a 3-Year Tranche Commitment or holding 3-Year Tranche Loans.
“3-Year Tranche Loan” means a Loan made pursuant to clause (a) of Section 2.01.
“3-Year Tranche Maturity Date” means the third anniversary of the Term Funding Date.
“364-Day Tranche Borrowing” means 364-Day Tranche Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

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“364-Day Tranche Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a 364-Day Tranche Loan on the Term Funding Date, expressed as an amount representing the maximum principal amount of the 364-Day Tranche Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s 364-Day Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its 364-Day Tranche Commitment, as applicable. The initial aggregate amount of the Lenders’ 364-Day Tranche Commitment is $400,000,000.
“364-Day Tranche Lender” means a Lender with a 364-Day Tranche Commitment or holding 364-Day Tranche Loans.
“364-Day Tranche Loan” means a Loan made pursuant to clause (b) of Section 2.01.
“364-Day Tranche Maturity Date” means the date that is 364 calendar days after the Term Funding Date.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Entity” has the meaning assigned to such term in the definition of “Permitted Acquisition”.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person as of any date of determination, another Person that as of such date directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Alion” means Alion Holding Corp., a Delaware corporation.
“Alion Acquisition Agreement” means the Stock Purchase Agreement, dated as of July 4, 2021, among Alion Holdings LLC, a Delaware limited liability company, Alion, and the Borrower.
“Alion Acquisition” means the acquisition by the Borrower of 100% of the issued and outstanding shares of common stock of Alion pursuant to the terms of the Alion Acquisition Agreement.
“Alion Business Representations” means the representations made by Alion in the Alion Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has (or an Affiliate of it has) the right to terminate the Borrower’s (or its Affiliates’) obligations under the Alion Acquisition Agreement as a result of the breach of such representations in the Alion Acquisition Agreement, or the accuracy of such representations in the Alion Acquisition Agreement is a condition to the Borrower’s (or its Affiliates’) obligations to consummate the Alion Acquisition pursuant to the Alion Acquisition Agreement.
“Alion Refinancing” means the repayment in full of all principal, interest and fees outstanding under that certain First Lien Credit Agreement, dated as of August 19, 2015, among Alion, Alion Science and Technology Corporation, a Delaware corporation, the several banks and other financial institutions or entities from time to time party thereto as lenders, and UBS AG, Stamford Branch, as administrative agent, as amended, restated, modified and supplemented prior to the date hereof.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.15(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to it in Section 9.06(b).
“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.22.
“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable margin per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread”, as the case may be, and as applicable to the 3-Year Tranche Loan or the 364-Day Tranche Loan, based upon the Borrower’s Credit Rating:

Senior Unsecured Ratings (S&P/Moody’s)	3-Year Tranche Loan Interest Rate Margin		364-Day Tranche Loan Interest Rate Margin
	ABR Spread (per annum)	Eurocurrency Spread (per annum)	ABR Spread (per annum)	Eurocurrency Spread (per annum)
Level 1 BBB+/Baa1 or above	0.125%	1.125%	0.125%	1.125%
Level 2 BBB/Baa2	0.250%	1.250%	0.250%	1.250%
Level 3 BBB-/Baa3	0.375%	1.375%	0.375%	1.375%
Level 4 BB+/Ba1	0.6250%	1.6250%	0.6250%	1.6250%
Level 5 BB/Ba2 or below	1.000%	2.000%	1.000%	2.000%
“Credit Rating” means, as of any date of determination, the available public corporate credit and/or corporate family ratings of the Borrower as determined by one or more Rating Agencies; provided that if the Borrower is split rated, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Borrower’s two Credit Ratings shall apply.

Initially, the Applicable Margin shall be determined based upon the Credit Rating specified in the certificate delivered pursuant to Section 4.02(i)(y). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Credit Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this provision to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Applicable Party” has the meaning assigned to it in Section 8.03(c).
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
“Ascension” means Ascension Holding Company, LLC, a Delaware limited liability company and majority-owned joint venture of the Main Shipbuilding Subsidiary.
“Asset Sale” means any sale, transfer, lease or other disposition with respect to any assets of the Borrower or any of its Subsidiaries, including any Equity Interests of any Subsidiary, except any Excluded Asset Sale.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.15.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.15.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent (in consultation with the Borrower) for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.15(c); or
(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Huntington Ingalls Industries, Inc., a Delaware corporation.
“Borrowing” means Loans of the same Class and Type made (or converted or continued) on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower in accordance with Section 2.03 and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Casualty Event” means any loss, damage, destruction or condemnation of any asset of the Borrower or any of its Subsidiaries.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose nomination was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) any “change of control” (or any comparable term) shall occur under the Senior Notes or any other Material Indebtedness to the extent resulting in a put right for the holders thereof.
“Change in Law” means the occurrence after the Effective Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are 3-Year Tranche Loans or 364-Day Tranche Loans, (b) any Commitment, refers to whether such Commitment is a 3-Year Tranche Commitment or a 364-Day Tranche Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means a 3-Year Tranche Commitment or a 364-Day Tranche Commitment.

“Commitment Termination Date” means the earliest of (i) after execution of the Alion Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Alion Acquisition Agreement by the Borrower in a signed writing in accordance with its terms (or the Borrower’s written confirmation thereof) (and the Borrower hereby agrees to notify the Administrative Agent promptly thereof), (ii) the consummation of the Alion Acquisition without the funding of either Term Facility, (iii) 11:59 p.m., New York City time, on the date that is five Business Days after the Termination Date (as defined in the Alion Acquisition Agreement as in effect on the Signing Date) and (iv) with respect to any Class of Commitments, receipt by the Administrative Agent of written notice from the Borrower of its election to terminate all commitments under such Class of Commitments under the applicable Term Facility in full.
“Communications” has the meaning assigned to it in Section 8.03(c).
“Compliance Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit G.
“Confidentiality Agreement” means a binding confidentiality agreement substantially in the form of Exhibit H, which may be an electronic “click-through” agreement.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) letters of credit fees (to the extent not included in Consolidated Interest Expense) for such period, (iii) consolidated income tax expense for such period, (iv) all amounts attributable to depreciation and amortization for such period, (v) any non-cash charges (other than the write-down of current assets, except for work in progress), (vi) any extraordinary losses, expenses or charges for such period, (vii) subject to the first proviso below, any unusual or non-recurring losses, expenses or charges, (viii) any financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses incurred during such period in connection with acquisitions, investments and asset sales permitted by this Agreement, (ix) any cash or non-cash charges or losses relating to the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or any restructuring or reorganization of the Borrower or any of its Subsidiaries (including severance costs), and (x) Transaction Expenses, minus (b) without duplication (i) all cash payments made, or any other cash impact reflected, during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary, unusual or non-recurring gains and all non-cash items of income for such period, plus/minus (c) unrealized losses/gains in respect of Swap Contracts, all determined on a consolidated basis in accordance with GAAP, and (d) subject to the first proviso below, giving pro forma effect to reasonably identifiable and factually supportable “run rate” cost savings and synergies in connection with acquisitions, divestitures and business optimization initiatives, to the extent projected by the Borrower in good faith to result from specified actions taken or expected to be taken within 12 months after the consummation of such acquisition or divestiture or the material commencement of such initiative; provided that the aggregate net amount by which Consolidated EBITDA is increased (if positive) by the application of the adjustments in clauses (a)(vii) and (d) above for any period shall not exceed 15% of Consolidated EBITDA for such period (calculated before giving effect to such adjustments); provided, further, that for purposes of calculating the Total Leverage Ratio for any period (A) the Consolidated EBITDA of any Acquired Entity or Majority Acquired Entity acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition or Permitted Acquisition (Majority) during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period (provided that in the case of any such Majority Acquired Entity (x) such entity shall not be a newly created joint venture and (y) any such amount included on a pro forma basis in respect of a Majority Acquired Entity shall not exceed the amount of dividends and other distributions that would have been actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during the applicable portion of such period assuming dividends and other distributions were made to the holder of such portion of its Equity Interests in accordance with the applicable good faith projections made available by the Borrower at the time of the Permitted Acquisition (Majority)) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).
“Consolidated Interest Expense” means, for any period, (a) the interest expense (including without limitation imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (c) the interest income with respect to unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries earned during such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.
“Consolidated Net Tangible Assets” means, at any time, (a) the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and the Restricted Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP, minus (b) all intangible assets, including without limitation, goodwill, patents, trademarks, copyrights, franchises and research and development costs.
“Consolidated Total Assets” means, at any time, the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and the Restricted Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.21.

“Credit Rating” has the meaning assigned to such term in the definition of “Applicable Margin.”
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent in consultation with the Borrower may establish another convention in its reasonable discretion.
“Debt Issuance” means the borrowing, issuance or other incurrence of Indebtedness for borrowed money (including hybrid securities and debt securities convertible into equity), in each case, by the Borrower or its Subsidiaries, except Excluded Debt.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Term Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Borrower or the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Borrower or the Administrative Agent, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt of such certification by the Borrower or the Administrative Agent in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-in Action, or is the subsidiary of a Lender Parent that has become the subject of a Bankruptcy Event or a Bail-in Action.
“Designated Payment Account” means an account with the Administrative Agent designated from time to time by the Borrower in a writing executed by a Financial Officer.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date.
“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning assigned to such term in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all laws (statutory, common or otherwise), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials into the environment or (e) contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (including through convertible securities); provided that any Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such Indebtedness is so converted or exchanged.
“Equity Issuance” means the issuance of any Equity Interest (including equity-linked securities) of the Borrower or any of its Subsidiaries in a capital raising transaction to any Person, except any Excluded Equity Issuance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA); (c) the failure to timely make a contribution required to be made with respect to any Plan or any Multiemployer Plan; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (each as defined in Section 305(b) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of, or withdrawal or partial withdrawal from, any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) the occurrence of a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which would reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article 7.
“Excluded Asset Sale” means (a) sales, transfers, leases or other dispositions in the ordinary course of business, (b) Casualty Events, (b) sales, transfers, leases or other dispositions among the Borrower and/or its Subsidiaries, (c) other sales, transfers, leases or other dispositions the Net Cash Proceeds of which do not exceed $75,000,000 in the aggregate, (d) leasing transactions or Sale and Lease-Back Transactions and (e) Foreign Asset Sales.
“Excluded Debt” means (a) Indebtedness between or among the Borrower and/or any of its Subsidiaries, (b) Indebtedness under the Revolving Credit Agreement, including any amendment, restatement, amendment and restatement, extension or replacement thereof, in an aggregate principal amount not to exceed $1,750,000,000, (c) the 3-Year Tranche Loans (or, prior to the borrowing of the 3-Year Tranche Loans hereunder on the Term Funding Date, the 3-Year Tranche Commitments), (d) Indebtedness in respect of commercial paper, (d) Indebtedness incurred in the ordinary course of business in respect of each of the following: overdraft protection, letter of credit facilities, hedging and cash management, and capital leases, purchase money and equipment financings (including sale leasebacks), (e) local credit facilities of Foreign Subsidiaries with a term of one year or less incurred in the ordinary course of business (including the renewal, replacement or refinancing thereof with the same general form of financing), and (f) other Indebtedness (except Indebtedness hereunder and any unsecured debt securities incurred to finance the Transactions) in an aggregate principal amount not to exceed $75,000,000.

“Excluded Equity Issuance” means Equity Issuances (a) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards or (b) to or by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18 (f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means the term facility fee letter dated July 4, 2021, between JPMorgan Chase Bank, N.A. and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fitch” means Fitch Ratings, Inc. and any successor thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.
“Foreign Asset Sale” means any sale, transfer, lease or other disposition the Net Cash Proceeds of which are realized or received by a Foreign Subsidiary to the extent the repatriation or the passing on to or the use for the benefit of the Borrower of such Net Cash Proceeds would result in material adverse tax consequences as reasonably determined by the Borrower.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any (i) Subsidiary that is treated as a corporation for U.S. federal income tax purposes that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, (ii) Subsidiary substantially all of the assets of which consist, directly or indirectly, of at least 65% of the voting stock of one or more Subsidiaries described in clause (i) of this definition, (iii) entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition and (iv) Subsidiary of an entity described in clauses (i) or (ii) of this definition.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) any customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations related to Indebtedness).
“Guarantee Agreement” means the Guarantee Agreement, dated as of the date hereof, among the Borrower, the Guarantors party thereto and the Administrative Agent for the benefit of itself and the Lenders.
“Guarantors” means each of the Borrower’s direct and indirect Wholly Owned Domestic Restricted Subsidiaries other than Immaterial Subsidiaries.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.
“HII Risk Management” means Huntington Ingalls Industries Risk Management LLC, a Vermont limited liability company.
“Immaterial Subsidiary” means each Subsidiary of the Borrower designated from time to time by the Borrower to the Administrative Agent as an “Immaterial Subsidiary” (unless subsequently designated by the Borrower as not being an “Immaterial Subsidiary”), provided that if, as of any date, the Immaterial Subsidiaries account (in the aggregate) for more than 5% of Consolidated EBITDA or more than 5% of Consolidated Total Assets, based on the most recent financial statements that have been delivered under Section 5.01(a) or (b), then one or more of such Immaterial Subsidiaries shall for all purposes of this Agreement be designated by the Borrower not to be Immaterial Subsidiaries, until such excess shall have been eliminated.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade and other current accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (but to the extent such Lien does not extend to any other property of such Person and is otherwise non-recourse against such Person, limited to the fair market value of such property), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) net obligations of such Person under any Swap Contracts, valued at the Agreement Value thereof, (i) all obligations of such Person in respect of Disqualified Stock, (j) all obligations of such Person as an account party in respect of letters of credit and (k) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, or, if agreed by all Lenders of the applicable Class, twelve months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the

Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:
(a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period of that Loan, and
(b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.
“Judgment Currency” has the meaning assigned to such term in Section 9.14.
“Latest Maturity Date” means, as at any date of determination, the latest maturity date then applicable to the Term Facility (including as extended pursuant to Section 9.02(e)).
“Lead Arranger” means JPMCB in its capacities as sole lead arranger and sole bookrunner under this Agreement.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise become a party hereto as a Lender in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise ceases to be a Lender hereunder in accordance with the terms hereof.
“Lender-Related Person” means the Administrative Agent, the Lead Arranger, the Documentation Agents and any Lender, and any Related Party of any of the foregoing Persons.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO

Rate shall be the Interpolated Rate; provided that if the LIBO Rate determined in accordance with the foregoing would otherwise be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for US Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate determined pursuant to the foregoing shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR” has the meaning assigned to such term in the definition of “LIBO Screen Rate”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in or on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Guarantee Agreement, any promissory note issued under Section 2.09(e) and any other document executed in connection with the foregoing.
“Loan Parties” means the Borrower and the Guarantors (but, in the case of any Guarantor, only for so long as that Guarantor has not been released from its Guarantee under the Guarantee Agreement in accordance with its terms).
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Main Shipbuilding Subsidiary” means Huntington Ingalls Incorporated, a Virginia corporation.
“Majority Acquired Entity” has the meaning assigned to such term in the definition of “Permitted Acquisition (Majority)”.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the 3-Year Tranche Lenders, Lenders having 3-Year Tranche Loans (or, prior to the borrowing of the 3-Year Tranche Loans hereunder on the Term Funding Date, 3-Year Tranche Commitments) representing more than 50% of the aggregate outstanding principal amount of all the 3-Year Tranche Loans (or, prior to the borrowing of the 3-Year Tranche Loans hereunder on the Term Funding Date, the aggregate amount of the 3-Year Tranche Commitments) at such time and (b) in the case of the 364-Day Tranche Lenders, Lenders having 364-Day Tranche Loans (or, prior to the borrowing of the 364-Day Tranche Loans hereunder on the Term Funding Date, 364-Day Tranche Commitments) representing more than 50% of the aggregate outstanding principal amount of all the 364-Day Tranche Loans (or, prior to the borrowing of the 364-Day Tranche Loans hereunder on the Term Funding Date, the aggregate amount of the 364-Day Tranche Commitments) at such time.
“Margin Stock” has the meaning assigned to such term in Regulation U issued by the Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, results of operations or financial position of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under this Agreement and the other Loan Documents or (c) the rights and remedies of the Lenders or the Administrative Agent under this Agreement and the other Loan Documents.
“Material Adverse Effect on the Acquired Companies” means a “Company Material Adverse Effect” (as defined in the Alion Acquisition Agreement as in effect on the Signing Date).
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the Agreement Value thereof.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which the Borrower or any ERISA Affiliate has any liability.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash or proceeds of cash equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received by the Borrowers and its Subsidiaries in respect of such Asset Sale, net of (i) selling costs and expenses, including all reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof (including taxes resulting from the repatriation of such cash proceeds from a Subsidiary organized outside of the United States), (iii) all payments required to be made, with respect to any obligation that is secured by any assets subject to such Asset Sale in accordance with the terms of any Lien upon such assets, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with generally accepted accounting principles to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (vi) any funded escrow established pursuant to the documents evidencing any such Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale (provided, that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds); and
(b)    with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds actually received by the Borrowers and its Subsidiaries in respect of such Equity Issuance or Debt Issuance, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.
“Original Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 6, 2013, among the Borrower, the lenders and issuing banks party thereto and JPMCB, as administrative agent as in effect immediately prior to July 13, 2015.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition of all or substantially all the assets of a Person or division or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Restricted Subsidiary and (ii) the Acquired Entity shall be in a Permitted Business.
“Permitted Acquisition (Majority)” means the acquisition of not less than a majority of the Equity Interests of a Person other than an Acquired Entity (referred to herein as the “Majority Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Restricted Subsidiary and (ii) the Majority Acquired Entity shall be in a Permitted Business.
“Permitted Business” means (a) any business conducted by the Borrower and the Restricted Subsidiaries on the Effective Date, (b) any business with the Navy, the Coast Guard or other governmental agency that is substantially related, ancillary or complementary to the businesses described in clause (a) above and (c) any other business reasonably related, ancillary or complementary to any aspect of the businesses described in clause (a) or clause (b) above or extensions, expansions or developments thereof.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
(b)     investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)     money market funds that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension (collectively, “Refinancing”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (collectively, “Refinanced”) except by an amount equal to unpaid accrued interest and premium thereon, (b) such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such Refinanced Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Refinanced, taken as a whole, (e) such Refinancing is incurred by the Person who is the obligor on the Indebtedness being Refinanced, (f) at the time thereof, no Default or Event of Default shall have occurred and be continuing and (g) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Refinancing, with the financial covenant set forth in Section 6.11.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Proposed Change” has the meaning assigned to such term in Section 9.02(c).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.21.
“Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not Disqualified Stock.
“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower or any of its Subsidiaries for the purpose of financing the Transactions that is subject to conditions precedent to funding that are not more restrictive to the Borrower than the conditions set forth in Section 4.02 as determined by the Borrower in its reasonable discretion.
“Rating Agency” means each of S&P, Moody’s and Fitch.
“Recipient” has the meaning assigned to such term in Section 9.12.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower.
“Register” has the meaning assigned to such term in Section 9.04(b).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Required Lenders” means, at any time, Lenders having Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, Commitments) representing more than 50% of the sum of total Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, total Commitments) at such time; provided that the Term Loans (or, prior to the Borrowing of the Term Loans hereunder on the Term Funding Date, Commitments) of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any Financial Officer, chief executive officer, general counsel, chief compliance officer or chief administrative officer of the Borrower.
“Restricted Companies” means the Borrower and the Restricted Subsidiaries.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than any Unrestricted Subsidiary.
“Revolving Credit Agreement” means the Credit Agreement, dated as of August [2], 2021, among the Borrower, as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and issuing bank.
“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global, Inc. and any successor thereto.
“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.03.
“Sanctions” has the meaning assigned to such term in Section 3.12.
“Senior Notes” means, collectively, (i) the Borrower’s 3.844% Senior Notes due 2025 in an initial aggregate principal amount of $500,000,000, (ii) the Borrower’s 3.483% Senior Notes due 2027 in an initial aggregate principal amount of $600,000,000 and (iii) the Borrower’s 4.200% Senior Notes due 2030 in an initial aggregate principal amount of $500,000,000 and, in each case, any Permitted Refinancing thereof.
“Significant Subsidiary” means (i) each Restricted Subsidiary other than Restricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X and (ii) for purposes of Section 5.01(k) only, “Significant Subsidiary” shall include each Unrestricted Subsidiary other than Unrestricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X.
“Signing Date” means July 4, 2021.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Specified Acquisition” means any Permitted Acquisition, Permitted Acquisition (Majority) or similar investment, if the aggregate amount of consideration (such consideration (a) excluding amounts attributable to the issuance of capital stock of the Borrower and (b) including, for the avoidance of doubt, any indebtedness satisfied or defeased at the closing of such acquisition by payment thereof, directly or indirectly, by the Borrower or its Subsidiaries or assumed in connection with such acquisition) for such acquisition or similar investment is at least $250,000,000. For the avoidance of doubt, the acquisition of Alion, as described in the Alion Acquisition Agreement, shall constitute a Specified Acquisition.
“Specified Acquisition Consummation Period” has the meaning assigned to such term in Section 6.11.
“Specified Acquisition Notice” has the meaning assigned to such term in Section 6.11.
“Specified Representations” means the representations and warranties set forth in Sections 3.01 (as to the respective due organization, existence and good standing under the laws of the jurisdiction of its organization of the Borrower and the Guarantors), 3.02, 3.03(b) (as to absence of conflicts with charter documents), 3.03(c) (with respect to any indenture or other agreement or instrument binding upon the Borrower or any Subsidiary or any of their assets, in each case, governing Indebtedness for borrowed money in a principal or committed amount greater than $75,000,000 (as determined after giving pro forma effect to the Transactions and without giving effect to any Material Adverse Effect qualification thereto)), 3.08, 3.11 and 3.13 and the Term Funding Date Use of Proceeds Representation.
“Spin-off Transactions” means the “Transactions” (as defined in the Original Credit Agreement) described in clauses (a), (b) and (e) (to the extent relating to clauses (a) and (b)) thereof.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent or one or more of the other subsidiaries of the parent or by the parent and one or more of the other subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Supported QFC” has the meaning assigned to it in Section 9.21.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps or options, bond or bond index swaps or options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Credit Party” means the Administrative Agent or any Lender.
“Term Facility” means each term loan facility provided for herein, including the Commitments and the Term Loans.

“Term Funding Date” means the date, on or after the Effective Date, on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).
“Term Funding Date Use of Proceeds Representation” means the representation by the Borrower that the use of the proceeds of any Loan by the Borrower is consistent with the representation and warranty made in Sections 3.12(a)(y) and 3.21, and will not include any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.
“Term Lender” means a Lender in its capacity as a 3-Year Tranche Lender or a 364-Day Tranche Lender, as the context may require.
“Term Loan” means a 3- Year Tranche Loan or a 364-Day Tranche Loan, as the context may require.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent in consultation with the Borrower that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.15 that is not Term SOFR.
“Term Ticking Fee” has the meaning set forth in Section 2.13(a).
“Term Ticking Fee Accrual Period” has the meaning set forth in Section 2.13(a).
“Term Ticking Fee Rate” means, for any day, (i) with respect to any 3-Year Tranche Commitment, the applicable rate per annum set forth below under the caption “3-Year Tranche” and (ii) with respect to any 364-Day Tranche Commitment, the applicable rate per annum set forth below under the caption “364-Day Tranche”, as the case may be, based upon Credit Ratings in effect on such date; provided that if the Borrower is split rated, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Borrower’s two Credit Ratings shall apply.

Senior Unsecured Ratings (S&P/Moody’s)	3-Year Tranche Commitment	364-Day Tranche Commitment
Level 1 BBB+/Baa1 or above	0.125%	0.125%
Level 2 BBB/Baa2	0.150%	0.150%
Level 3 BBB-/Baa3	0.200%	0.200%
Level 4 BB+/Ba1	0.250%	0.250%
Level 5 BB/Ba2 or below	0.300%	0.300%

Initially, the Term Ticking Fee Rate shall be determined based upon the Credit Rating specified in the certificate delivered pursuant to Section 4.01(d)(y). Thereafter, each change in the Term Ticking Fee Rate resulting from a publicly announced change in the Credit Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this provision to reflect such changed rating system or the unavailability of ratings from such Rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Titan II” means Titan II Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.
“Titan II Guarantees” means (i) (A) the performance guaranty dated as of April 11, 2002, by Titan II, as guarantor, to the United States of America, Naval Sea Systems Command (the “Navy”), as beneficiary, (B) the performance guaranty dated as of May 30, 2006, by Titan II, as guarantor, to the Navy, as beneficiary, (C) the performance guaranty dated as of April 24, 2007, by Titan II, as guarantor, to the Navy, as beneficiary, and (D) any other similar guarantee pursuant to which Titan II has guaranteed the performance of the Main Shipbuilding Subsidiary, or any affiliate of the Main Shipbuilding Subsidiary, under shipbuilding construction contracts with the Navy or a command or other division thereof and (ii) the guaranty agreement dated as of December 1, 2006, between Titan II, as guarantor, and The Bank of New York Mellon Trust

Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, pursuant to which Titan II has guaranteed the payment of certain Industrial Revenue Bonds.
“Total Debt” means, at any time, the total Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis at such time consisting of debt for borrowed money, reimbursement obligations in respect of drawn, unreimbursed letters of credit or bankers’ acceptances, Capital Lease Obligations and purchase money debt.
“Total Leverage Ratio” means, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
“Transaction Expenses” means all legal fees, auditors fees and other fees or expenses incurred by the Borrower and the Restricted Subsidiaries in connection with the Transactions (including without limitation, financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses).
“Transactions” means (i) the Alion Acquisition, (ii) the Alion Refinancing, (iii) the entry into the Loan Documents and the funding of the Loans, (iv) the transactions contemplated by or related to the foregoing, and (v) the payment of fees and expenses in connection with the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower (or, in the case of Titan II, Ascension and HII Risk Management, designated by operation of the second-to-last sentence of Section 5.12) as an Unrestricted Subsidiary pursuant to Section 5.12 (and continuing until such time that such designation may be thereafter revoked by the Borrower). As of the Effective Date, the only Unrestricted Subsidiaries of the Borrower are Titan II, Ascension and HII Risk Management.
“US Dollars” or “$” means the lawful money of the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.18.  (f)(ii)(B)(3).
“Wholly Owned Domestic Restricted Subsidiary” means a Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.
“Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield Differential” has the meaning assigned to such term in Section 2.22(b).
Section 1.02.  Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “3-Year Tranche Loan”

or “364-Day Tranche Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar 3-Year Tranche Loan” or a “Eurodollar 364-Day Tranche Loan”).
Section 1.03.  Terms Generally. The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), any reference herein to any Person shall be construed to include such Person’s successors and assigns, the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04.  Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the rules promulgated with respect thereto or in the application thereof on the operation of such provision or on the method of calculation of financial covenants, standards or terms of this Agreement (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.05.  Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.15(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.15(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.15(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.15(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section 1.06.  Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and are based on reasonably detailed written assumptions and required by the definition of Consolidated EBITDA.
Section 1.07.  Divisions For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Article 2
The Credits
Section 2.01.  Commitments. Subject to the terms and conditions set forth herein, (a) each 3-Year Tranche Lender severally agrees to make a 3-Year Tranche Loan in US Dollars to the Borrower on the Term Funding Date in an aggregate principal amount not exceeding its 3-Year Tranche Commitment and (b) each 364-Day Tranche Lender agrees to make a 364-Day Tranche Loan in US Dollars to the Borrower on the Term Funding Date in an aggregate principal amount not exceeding its 364-Day Tranche Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
Section 2.02.  Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the then applicable maturity date.
Section 2.03.  Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)whether the requested Borrowing is to be a 3-Year Tranche Borrowing or a 364-Day Tranche Borrowing;

(ii)the aggregate amount of the requested Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(v)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.  [Reserved].
Section 2.05.  [Reserved].
Section 2.06.  Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, if the request for the applicable same-day ABR Borrowing is made on the same date by 12:00 noon, New York City time, then by 4:00 p.m., New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Designated Payment Account.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.07.  Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. No 3-Year Tranche Loan may be converted into or continued as a 364-Day Tranche Loan, and no 364-Day Tranche Loan may be converted into or continued as a 3-Year Tranche Loan.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing under such Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing under such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.08.  Termination and Reduction of Commitments. Unless previously terminated, the Commitment of each Term Lender with respect to any Class shall terminate on the earlier of (A) immediately after the making of the Term Loan of such Class by such Term Lender on the Term Funding Date and (B) the applicable Commitment Termination Date.
(b)Voluntary. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.
(c)Mandatory. The 364-Day Tranche Commitments shall automatically and immediately be reduced (to the extent thereof) by the amount of (i) 100% of the Net Cash Proceeds received by the Borrower or any Subsidiary from any Debt Issuance, Equity Issuance or Asset Sale on or after the Effective Date but prior to the Term Funding Date and (ii) 100% of the commitments in respect of any Qualifying Term Loan Facility immediately upon the effectiveness of the definitive documentation in respect thereof. The Borrower shall give prompt written notice to the Administrative Agent upon receipt by the Borrower or any Subsidiary of such Net Cash Proceeds or the effectiveness of such definitive documentation, as applicable (and in any event within two (2) Business Days); provided, that the amount of any such Net Cash Proceeds with respect to any Asset Sale shall not reduce the 364-Day Tranche Commitments to the extent such Net Cash Proceeds are reinvested in, or applied to the replacement or repair of assets to be used in, the business of any of the Borrower and its Subsidiaries within 180 calendar days of receipt thereof; provided, further, that if any portion of such Net Cash Proceeds that are subject to the immediately preceding proviso are not so reinvested within such 180 calendar day period, the amount of such unused portion shall be applied immediately at the end of such period to reduce the 364-Day Tranche Commitments.

(d)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class. The Borrower shall pay to the Administrative Agent for the account of the Lenders of the applicable Class, on the date of each termination or reduction under paragraph (b) of this Section, any applicable commitment fees on the amount of the Commitments of such Class so terminated or reduced accrued to but excluding the date of such termination or reduction.
Section 2.09.  Repayment of Loans; Evidence of Debt. The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each 3-Year Tranche Lender the then unpaid principal amount of each 3-Year Tranche Loan of such Lender on the 3-Year Tranche Maturity Date and (ii) for the account of each 364-Day Tranche Lender the then unpaid principal amount of each 364-Day Tranche Loan of such Lender on the 364-Day Tranche Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.10.  [Reserved].
Section 2.11.  Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, however, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding.
(b)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, and in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(d), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(d). Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the Lenders of such Class of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments under this Section 2.11 shall be accompanied by accrued interest to the extent required by Section 2.14 and shall be subject to Section 2.17, but otherwise without premium or penalty. Any prepayment of Term Loans pursuant to this Section 2.11 may be applied, at the Borrower’s discretion, to one or more Classes of Loans as specified by the Borrower.
Section 2.12.  Mandatory Prepayments. In the event that the Borrower or any of its Subsidiaries (i) receives any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale consummated on or after the Effective Date or (ii) enters into definitive documentation for any Qualifying Term Loan Facility, then the Borrower shall prepay the outstanding 364-Day Tranche Loans (to the extent thereof), (i) in the case of any Debt Issuance, Equity Issuance or Asset Sale, in an amount equal to 100% of such Net Cash Proceeds not later than two Business Days following the receipt by the Borrower or such Subsidiary of such Net Cash Proceeds and (ii) in the case of any Qualifying Term Loan Facility, in an amount equal to the commitments in respect of such Qualifying Term Loan Facility immediately upon effectiveness of the definitive documentation in respect thereof; provided, that any such Net Cash Proceeds with respect to any Asset Sale shall not be required to be applied to the extent such Net Cash Proceeds are reinvested in, or applied to the replacement or repair of assets to be used in, the business of any of the Borrower and its Subsidiaries within 180 calendar days of receipt thereof; provided, further, that if any portion of such Net Cash Proceeds that are subject to the immediately preceding proviso are not so reinvested within such 180 calendar day period, such unused portion shall be applied immediately at the end of such period to the 364-Day Tranche Loans. The Borrower shall promptly (and in any event within two (2) Business Days of receipt) notify the Administrative Agent of the receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds and/or the effectiveness of such definitive documentation, as applicable, and the Administrative Agent will promptly notify each Lender of its receipt of each such notice. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.17, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
Section 2.13.  Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a ticking fee (the “Term Ticking Fee”), which shall accrue at the applicable Term Ticking Fee Rate on the daily amount of the applicable Commitment of such Lender during the period (the “Term Ticking Fee Accrual Period”) that (i) commences on the date that is 60 days after the Signing Date and (ii) ends on the earlier of (A) the Term Funding Date and (B) the date on which the applicable Commitment of such Lender terminates or expires. Accrued Term Ticking Fees shall be payable in arrears on the last date of the Term Ticking Fee Accrual Period. All Term Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) [Reserved].
(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the Term Ticking Fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.14.  Interest. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(a)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(b)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(c)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.15.  Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) and Section 2.14, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or
(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its discretion in consultation with the Borrower.

(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.
(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor
(g)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 2.16.  Increased Cost.  If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)impose on any Lender or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or
(iii)subject any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by that Lender in good faith to be material, then the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law regarding capital, liquidity requirements or other requirements of law has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company including those with respect to capital adequacy), in each case by an amount deemed by that Lender in good faith to be material, then from time to time the Borrower will, without duplication of payments required to be made by the Borrower pursuant to Section 2.18 hereof, pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.17.  Break Funding Payments. In the event of the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (which loss, cost or expense shall not include lost profits). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender shall act reasonably and in good faith. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.18.  Taxes. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(b)(iv) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed originals of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or an applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form), a U.S. Tax Certificate substantially in the form of Exhibit I, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit I on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)Defined Terms. For purposes of this Section 2.18, the term “applicable law” includes FATCA.
Section 2.19.  Payments Generally; Pro Rata Treatment; Sharing of Set Offs. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Section 2.16, 2.17 or 2.18 and 9.03 shall be made directly to the Persons entitled thereto; in the case of each payment, Borrower may make such payment in accordance with the wire transfer instructions from time to time provided by the Administrative Agent to the Borrower in writing, executed in original counterpart on the Administrative Agent’s letterhead. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars except as expressly provided herein.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.20.  Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender gives notice under Section 2.24, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.24, as applicable, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender of any Class becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender of such Class, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments or (ii) so long as no Default or Event of Default shall have occurred and be continuing, (A) terminate the applicable Commitment of such Lender, and (B) repay at par all applicable obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation or be subject to such termination, as applicable, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation or termination cease to apply.
Section 2.21.  Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)the applicable Term Ticking Fees shall cease to accrue on the daily amount of the applicable Class of Commitments of such Defaulting Lender pursuant to Section 2.13(a);

(b)the Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby; and
(c)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.19(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans of any Class in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of the applicable Class of all non-Defaulting Lenders of such Class on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans of such Class are held by the Lenders pro rata in accordance with the Commitments of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.

In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender that is a Term Lender has adequately remedied all matters that caused such Term Lender to be a Defaulting Lender, then on such date such Term Lender shall take such actions as the Administrative Agent may determine to be appropriate in connection with such Term Lender ceasing to be a Defaulting Lender, and such Term Lender shall thereupon cease to be a

Defaulting Lender (but shall not be entitled to receive any Term Ticking Fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).
The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or the Borrower may at any time have against, or with respect to, such Defaulting Lender.
Section 2.22.  [Reserved].
Section 2.23.  [Reserved].
Section 2.24.  Illegality. If any Lender determines that as a result of any Change in Law it becomes unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Article 3
Representations and Warranties
The Borrower represents and warrants to the Lenders on the Effective Date, the Term Funding Date, and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:
Section 3.01.  Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite power and authority to carry on its business as now conducted and (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.  Authorization; Enforceability. The Transactions entered into or to be entered into by each Loan Party are within such Loan Party’s corporate powers. The Loan Documents have been duly authorized by the Borrower and each other Loan Party party thereto. This Agreement has been duly executed and delivered by each Loan Party party hereto and constitutes, and each other Loan Document to which any Loan Party is or is to be a party, constitutes or when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03.  Governmental Approvals; No Conflicts. The execution and delivery of this Agreement by each Loan Party party hereto, and performance by each such Loan Party of its obligations hereunder, in each case from and after the date such Loan Party becomes a party hereto, do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except for (i) any filings or reports required under the federal securities laws and (ii) such as have been obtained or made and are in full force and effect, will not violate any applicable law, statute, rule or regulation or the certificate or articles of incorporation, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, and will not be in conflict with, violate or result in a default or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any indenture, agreement or other instrument binding upon the Borrower or any of the Restricted Subsidiaries or its property or assets, where any such failure to obtain consent or approval or make a filing or report, or such conflict, violation, breach or default, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.04.  Financial Condition; No Material Adverse Change. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2020, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.
(b)The Borrower has heretofore delivered to the Lenders its unaudited consolidated balance sheet and related statements of income, stockholder’s equity and cash flows as of the end of and for the fiscal quarter ended March 31, 2021 and the then elapsed portion of the fiscal year, certified by one of its Financial Officers. Such financial statements represent fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of such date and for such period in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)There has not occurred since December 31, 2020, any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.05.  [Reserved].
Section 3.06.  Litigation and Environmental Matters. There are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such Person as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or that challenge the enforceability of any Loan Document.
(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries has failed, or is failing, to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, has become subject to any Environmental Liability, has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability.
Section 3.7.  Compliance with Laws. Each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.8.  Investment Company Status. Neither the Borrower nor any of the Restricted Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.9.  Taxes. Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed, subject to any applicable extensions without penalty, and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 3.10.  ERISA. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Borrower and its ERISA

Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
Section 3.11.  Solvency. On the Effective Date or on the Term Funding Date (as applicable), in each case, immediately after giving effect to the consummation of such of the Transactions to occur on such date, including the making of the Loans and the application of the proceeds thereof, (i) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Term Funding Date.
Section 3.12.  Use of Proceeds
. (a)(x) The Borrower will use the proceeds of the Loans solely to finance, in part, the Alion Acquisition, the Alion Refinancing and the payment of fees and expenses related to the Transactions and (y) the Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents (in the case of directors, officers, employees and agents, applicable solely in their capacity as such for Borrower or its Subsidiaries) shall not use, the proceeds of any Borrowing (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions (as defined herein), in each case except to the extent permissible for a Person required to comply with Sanctions or (ii) in any manner that would result in the violation of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the European Union, or Her Majesty’s Treasury (United Kingdom) (collectively, “Sanctions”) by any party hereto.
(b)No proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with the provisions of the regulations of the Board, including Regulation U or Regulation X.

Section 3.13.  Federal Reserve Regulations. Neither the Borrower nor any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation of Regulations T, U and X of the Board.
Section 3.14.  Subsidiaries. Schedule 3.14 sets forth as of the Effective Date a list of all Restricted Subsidiaries of the Borrower and the entities that have been designated as Unrestricted Subsidiaries on or prior to the Effective Date, and the percentage ownership interest of the Borrower therein. As of the Effective Date, the shares of capital stock or other ownership interests in Restricted Subsidiaries so indicated on Schedule 3.14 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than statutory or other non-consensual Liens permitted under Section 6.02).
Section 3.15.  [Reserved]
Section 3.16.  [Reserved]
Section 3.17.  [Reserved]

Section 3.18.  [Reserved]
Section 3.19.  [Reserved]
Section 3.20.  Sanctions. Neither the Borrower nor any Subsidiary, nor, to the knowledge of the Borrower or such Subsidiary, (x) any director, officer or employee thereof or (y) any agent thereof that will act in any capacity in connection with or benefit from this Agreement, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) is, or is fifty percent or more owned or controlled by one or more Persons that are, the subject of any Sanctions or (iii) has a place of business or is organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Venezuela and Syria).
Section 3.21.  PATRIOT Act. The Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

Section 3.22.  Anti-Corruption. The Borrower and its Subsidiaries and, to the knowledge of the Borrower or the applicable Subsidiary and in connection with their activities for the Borrower and its Subsidiaries, their respective directors, officers, employees and agents, are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010 and any other applicable anti-corruption laws of a jurisdiction in which Borrower or its Subsidiaries are doing business (collectively, “Anti-Corruption Laws”). The Borrower has implemented and will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.
Article 4
Conditions
Section 3.01.  Effective Date. This Agreement shall become effective on the first date (the “Effective Date”) on which each of the conditions set forth below shall have been satisfied (or waived in accordance with the provisions under Section 9.02):
(a)The Administrative Agent shall have received (x) from the Borrower, the Administrative Agent, and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (y) from the Borrower, each Guarantor and the Administrative Agent either (i) a counterpart of the Guarantee Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement.
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Gibson, Dunn & Crutcher LLP, counsel for the Borrower, and (ii) Charles R. Monroe, Jr., Corporate Vice President, Associate General Counsel and Secretary of Huntington Ingalls Industries, Inc., in each case covering such matters relating to the Borrower, the Guarantors and the Loan Documents as the Administrative Agent may reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
(c)The Administrative Agent shall have received (i) in the case of each Loan Party with respect to which the certification in clause (ii)(3) is being made, a copy of the certificate or articles of incorporation, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of the state of its organization, and a certificate as to the good standing or equivalent of such Loan Party as of a recent date, from such Secretary of State or other appropriate Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each

Loan Party dated the Effective Date and certifying (1) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or equivalent of such Loan Party authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation furnished pursuant to clause (i) above, and (4) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.
(d)[Reserved].
(e)The Administrative Agent shall have received, at least 3 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, that have been requested by the Administrative Agent and the Lenders no later than 10 days prior to the Effective Date.
(f)The Administrative Agent, the Lead Arranger and the Lenders shall have received all fees, expenses and other amounts due and payable on or prior to the Effective Date, including any fees payable under the Fee Letter and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with this Agreement.
Section 3.02.  Term Funding Date. The obligations of the Term Lenders to make Term Loans hereunder are subject to the occurrence of the Effective Date, receipt by the Administrative Agent of a Borrowing Request therefor in accordance with Section 2.03 and the satisfaction (or waiver in accordance with the provisions under Section 9.02) of the following conditions:
(a)The Alion Acquisition shall be consummated substantially concurrently with the initial funding under the Term Facility in accordance with the Alion Acquisition Agreement and the Alion Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Term Lenders or the Lead Arranger without the Lead Arranger’s prior written consent; provided that (i) if funded with equity, increases in the purchase price shall not be deemed to be materially adverse to the interests of the Term Lenders and the Lead Arranger and shall not require the consent of the Lead Arranger, (ii) decreases equal to or less than 10% in the purchase price shall not be deemed to be materially adverse to the interests of the Term Lenders or the Lead Arranger and shall not require the consent of the Lead Arranger so long as any such reduction in purchase price shall reduce dollar-for-dollar the commitments in respect of the Term Facility, (iii) decreases of more than 10% in the purchase price shall be deemed to be materially adverse to the interests of the Term Lenders or the Lead Arranger and shall require the consent of the Lead Arranger; and (iv) any amendment to the definition of ”Company Material Adverse Effect” as defined in the Acquisition Agreement (as in effect on the date hereof) shall be deemed to be materially adverse to the interests of the Term Lenders and the Lead Arranger;
(b)Since the Signing Date, there shall not have occurred any Material Adverse Effect on the Acquired Companies;
(c)At the time of and upon giving effect to the borrowing of the Term Loans and the application of proceeds thereof on the Term Funding Date, (i) the Alion Business Representations shall be true and correct, (ii) the Specified Representations shall be true and correct in all material respects and (iii) there shall not exist any Event of Default under clause (a), (b), (h), (i) or, solely with respect to failure to comply with Section 6.05, (e) of Section 7.01;
(d)The Alion Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the borrowing of the Term Loans;
(e)The Administrative Agent, the Lead Arranger and the Lenders shall have received all fees, expenses and other amounts due and payable on or prior to the Term Funding Date, including any fees payable under the Fee Letter and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with this Agreement;
(f)The Administrative Agent shall have received a solvency certificate in the form of Exhibit E from the Borrower, dated the Term Funding Date and signed by its chief financial officer;
(g)To the extent not received prior to the Effective Date, the Administrative Agent shall have received, at least 3 days prior to the Term Funding Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, that have been requested by the Administrative Agent and the Lenders no later than 10 days prior to the Term Funding Date;
(h)The Administrative Agent shall have received for each of the Borrower and Alion (a) U.S. GAAP audited consolidated balance sheets and related statements of income (and/or operations), stockholders’ (or shareholders’) equity and cash flows for (i) in the case of the Borrower, the three most recent fiscal years ended at least 90 days prior to the Term Funding

Date and (ii) in the case of Alion, the two most recent fiscal years ended at least 90 days prior to the Term Funding Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income (and/or operation), stockholders’ (or shareholders’) equity and cash flows for each subsequent fiscal quarter ended (other than the last fiscal quarter of the fiscal year of the Borrower or Alion, as applicable) (x) in the case of the Borrower, at least 45 days before the Term Funding Date and (y) in the case of Alion, at least 60 days before the Term Funding Date, which financial statements, solely in the case of the Borrower, shall meet in all material respects the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3; provided that the Borrower’s public filing of any required financial statements with the SEC shall constitute delivery of such financial statements to the Lead Arranger. The Administrative Agent acknowledges receipt of (i) the audited financial statements of the Borrower as of and for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, (ii) the audited financial statements of Alion as of and for the fiscal years ended September 30, 2019 and September 30, 2020, (iii) the unaudited consolidated balance sheets and related statements of income (and/or operations), stockholders’ (or shareholders’) equity and cash flows of (x) the Borrower for each fiscal quarter through March 31, 2021 and (y) Alion for each fiscal quarter through March 31, 2021; and
(i)The Administrative Agent shall have received a certificate, dated the Term Funding Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (x) that the conditions specified in (a), (b) and (c) have been satisfied and (y) the current Credit Ratings.
Article 5
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower will, and will cause each of the Restricted Subsidiaries to:
Section 5.01.  Financial Statements; Ratings Change and Other Information. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
(a)within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary “management discussion and analysis” provision;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed Compliance Certificate signed by a Financial Officer of the Borrower  certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)[reserved];
(e)within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year;
(f)[reserved];
(g)promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Borrower or the Term Facility, written notice of such rating change;
(h)[reserved];
(i)promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
(j)promptly following any request therefor, subject to compliance with applicable law and any restrictions imposed by a Governmental Authority, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (for itself or on behalf of any Lender); and
(k)if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) or 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.
Information required to be delivered pursuant to paragraphs (a), (b) or (f) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been delivered to the Administrative Agent in a format which is suitable for posting by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and the Borrower shall endeavor to deliver or cause to be delivered to the Administrative Agent a confirming electronic correspondence providing notice of such availability, provided that the failure to deliver such confirming electronic correspondence shall not constitute a default hereunder); provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
Section 5.02.  Notices of Material Events. Furnish to the Administrative Agent (for distribution to each Lender) promptly, upon a Responsible Officer of the Borrower obtaining actual knowledge thereof, written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding whether at law or in equity by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence or reasonably expected occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and
(d)any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03.  Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit the Transactions or any merger, consolidation, liquidation or dissolution permitted under Section 6.05.
Section 5.04.  Payment of Obligations. Pay and discharge all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claims (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.05.  Maintenance of Properties; Insurance.
(a)Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.06.  Books and Records; Inspection Rights; Maintenance of Ratings. Keep proper books of record and account in accordance with GAAP.
(b)Permit any representatives designated by the Administrative Agent (or, if any Event of Default has occurred and is continuing, any Lender), upon reasonable prior notice and subject to reasonable requirements of confidentiality, including the requirements imposed by any Governmental Authority or by contract, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested, provided that the exercise of rights under this Section shall not unreasonably interfere with the business of the Borrower and its Subsidiaries and the Administrative Agent and the Lenders shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s accountants.

(c)Use commercially reasonable efforts to cause the Term Facility to be continuously rated by S&P and Moody’s and, at the Borrower’s election, Fitch, and maintain a corporate rating from S&P, a corporate family rating from Moody’s, and, at the Borrower’s election, an issuer default rating from Fitch, in each case in respect of the Borrower.
Section 5.7.  Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.8.  Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.12.
Section 5.9.  [Reserved].
Section 5.10.  [Reserved].
Section 5.11.  Further Assurances
. Execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents. The Borrower will cause any subsequently acquired or organized Wholly Owned Subsidiary that is a Domestic Restricted Subsidiary and is not (or that ceases to be) designated as an Immaterial Subsidiary to become a Loan Party by executing the Guarantee Agreement. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any Wholly Owned Subsidiary that is a Domestic Restricted Subsidiary and that will not be designated as an Immaterial Subsidiary.
Section 5.12.  Designation of Subsidiaries. In the case of the Borrower, at any time and from time to time in its sole discretion, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the covenant set forth in Section 6.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), no Subsidiary that owns any Equity Interests of any Restricted Subsidiary, shall be an Unrestricted Subsidiary, [reserved], no Subsidiary may be designated as an Unrestricted Subsidiary if it guarantees any Material Indebtedness of the Loan Parties (including any Senior Notes) and there shall be no Unrestricted Subsidiary (other than Titan II, Ascension and HII Risk Management) on the Effective Date. If any Person becomes a Restricted Subsidiary on any date after the Effective Date (including by redesignation of an Unrestricted

Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 6.01.
Section 5.13.  Maintenance of Separate Existence. So long as Titan II shall exist, do all things necessary to cause Titan II to maintain a separate existence from the Borrower and each other Restricted Subsidiary, including, without limitation, causing Titan II to maintain proper corporate records and books of account separate from those of the Borrower and each other Restricted Subsidiary; hold appropriate meetings of its board of directors, keep minutes of such meetings and of meetings of its members and observe all other necessary organizational formalities (and any successor shall observe similar procedures in accordance with its governing documents and applicable law); at all times hold itself out to the public under its own name as a legal entity separate and distinct from the Borrower and each other Restricted Subsidiary; and refrain from having any assets other than as contemplated by the Spin-off Transaction Documents, guaranteeing, becoming obligated for or holding itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person, or otherwise having any liabilities except for the guarantees and related liabilities pursuant to the Titan II Guarantees or liabilities for which Titan II is indemnified under the Spin-off Transaction Documents, acting with the intent to hinder, delay or defraud any of its creditors in violation of applicable law, acquiring any securities or debt instruments of its Affiliates or any other Person, and making loans or advances, or transferring its assets, to any Person, except (in the case of clauses (A), (B) and (E) above) for liabilities permitted under Section 6.08(i) and de minimis assets, liabilities, advances, loans and transfers related to the maintenance of Titan II’s existence or to the conduct of the activities of Titan II permitted under Section 6.08(i).
Article 6
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full:
Section 6.01.  Non-Guarantor Subsidiary Indebtedness. The Borrower shall not cause or permit any of the Restricted Subsidiaries that are not Guarantors to incur, create, assume or permit to exist any Indebtedness, except:
(a)Indebtedness existing on the Effective Date and, in each case, set forth in Schedule 6.01, and any Permitted Refinancing thereof;
(b)[reserved];
(c)intercompany Indebtedness owing to the Borrower and the Restricted Subsidiaries;
(d)[reserved];

(e)[reserved];
(f)Indebtedness under or with respect to self-insurance obligations, performance bonds, bid bonds, completion guarantees, appeal bonds, customs bonds, surety bonds, return of money bonds, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business and not in connection with Indebtedness for borrowed money, including those incurred to secure health, safety and environmental obligations (including with respect to workers’ compensation claims or other types of social security benefits, environmental financial responsibility requirements and environmental remediation programs or to secure the performance of statutory obligations and other obligations of a like nature arising from legal or regulatory requirements), in each case in the ordinary course of business;
(g)Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the occurrence of Indebtedness with respect to reimbursement obligations regarding worker’s compensation claims, such obligations are reimbursed in the ordinary course of business consistent with past practice;
(h)Indebtedness in respect of the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
(i)Indebtedness incurred in the ordinary course of business to finance insurance policy premiums;
(j)Indebtedness in respect of agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower;
(k)[reserved];
(l)Indebtedness in respect of those Swap Contracts incurred in the ordinary course of business and not for speculative purposes and consistent with prudent business practice;
(m)endorsements for collection or deposit in the ordinary course of business;
(n)Indebtedness in respect of customer advances received and held in the ordinary course of business or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business; and

(o)other Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate amount that, when combined (without duplication) with the aggregate amount of all secured obligations incurred pursuant to Section 6.02(t), shall not exceed 10% of the Consolidated Net Tangible Assets at any time outstanding.
Section 6.02.  Liens. The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the Effective Date and, in each case, set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Effective Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;
(b)[reserved];
(c)[reserved];
(d)Liens for Taxes not yet due or which are being contested in compliance with Section 5.04;
(e)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s landlords’ or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days and payable or which are being contested in compliance with Section 5.04;
(f)pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
(g)pledges (in the ordinary course of business and consistent with past practice) and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, other obligations of a like nature incurred in the ordinary course of business, and other obligations permitted by Section 6.01(f), (g) or (h);
(h)encumbrances on real property that would be shown on a current and accurate survey and zoning restrictions, easements, rights-of-way, covenants, restrictions, agreements, reservations, riparian rights, mineral and air rights and similar encumbrances on real property imposed by law, recorded in the applicable land records, or arising in the ordinary course of business that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(i)[reserved];
(j)judgment Liens securing judgments not constituting an Event of Default under Article 7 or securing appeal or other surety bonds related to such judgments;
(k)Liens created in favor of the United States of America or any department or agency thereof or any other contracting party or customer in connection with advance or progress payments or similar forms of vendor financing or incentive arrangements;
(l)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, or existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party or any Restricted Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks which such accounts are maintained;
(m)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, and Liens on assets on loan, consignment or lease to the Borrower or a Restricted Subsidiary in the ordinary course of business, including UCC financing statements related to such assets;
(n)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent of a Permitted Acquisition or other similar investment otherwise permitted hereunder;
(o)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(p)[reserved]
(q)Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under or contemplated by Section 6.01(i) and deposits made in the ordinary course of business to secure liabilities for premiums to insurance carriers;
(r) Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and rights of Persons in possession under recorded or unrecorded leases, licenses, occupancy or concession agreements and easements entered into with the Borrower or any Restricted Subsidiary in the ordinary course of business;
(s)Liens attaching to decommissioning trust funds as may be required pursuant to any requirement of law; and
(t)other Liens securing Indebtedness or other obligations in an aggregate amount that, when combined (without duplication) with the aggregate amount of Indebtedness incurred under Section 6.01(o), shall not exceed 10% of Consolidated Net Tangible Assets at any time outstanding.
Section 6.03.  Sale and Lease-Back Transactions. The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (any such transaction, a “Sale and Lease-Back Transaction”) unless any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
Section 6.04.  [Reserved].
Section 6.05.  Mergers and Consolidations. The Borrower shall not, nor shall it cause or permit any of the Guarantors to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower and the Restricted Subsidiaries taken as a whole, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (1) any Person may merge or consolidate into the Borrower or any Guarantor in a transaction in which the Borrower or, in a merger or consolidation to which the Borrower is not party, such Guarantor is the surviving corporation, (2) the Borrower or any Guarantor may merge into or consolidate with, or sell, transfer, lease or otherwise dispose of all or substantially all the assets of the Borrower and the Restricted Subsidiaries taken as a whole to, any Person, provided that the resulting, surviving or transferee Person is a corporation, limited liability company or partnership organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes all of the obligations of the Borrower, or of such Guarantor, as applicable, under the Loan Documents, (3) any Guarantor may dispose of all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor and (4) any Guarantor may liquidate (other than in connection with a merger or a consolidation which shall be governed by the other clauses of this Section 6.05) and distribute its assets ratably to its shareholders if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

Section 6.06.  Restricted Payments. The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:
(a)any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;
(b)the Borrower may make Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Restricted Payment, with the financial covenant set forth in Section 6.11;
(c)the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(d)the Borrower and each Subsidiary of the Borrower may make Restricted Payments for the cashless exercise of options and warrants in respect of Equity Interests that represent a portion of the exercise price of such options; and
(e)so long as no Event of Default shall have occurred or be continuing or result therefrom, the Borrower and each Subsidiary of the Borrower may declare and make regular dividend payments or other distributions, or other Restricted Payments, in an aggregate amount not to exceed $300,000,000.
Section 6.7.  [Reserved].
Section 6.8.  Business of Titan II. Permit or cause Titan II to engage at any time in any business or have any assets or liabilities, other than its liabilities as a guarantor under the Titan II Guarantees or liabilities for which Titan II is indemnified under the Spin-off Transaction Documents, liabilities reasonably incurred in connection with the maintenance of Titan II’s corporate existence or arising from the Spin-off Transaction Documents, and indemnities from the Borrower in support of the foregoing. For the avoidance of doubt, it is understood and agreed that in no event shall Titan II be merged into or consolidated with the Borrower or any other Subsidiary, other than an Unrestricted Subsidiary formed solely for the purpose of such merger that does not have any assets or operations (other than assets or operations incidental to its formation); provided that after such merger such surviving Unrestricted Subsidiary shall be deemed to be “Titan II” thereafter for purposes of this Agreement (including without limitation, Section 5.13).
Section 6.9.  [Reserved].
Section 6.10.  [Reserved].

Section 6.11.  Maximum Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the last day of any four-quarter period to be greater than 4.00:1.00. Notwithstanding the foregoing,
(a)for purposes of calculating the Total Leverage Ratio, until the earlier of (i) the consummation of a Specified Acquisition and (ii) termination of the acquisition agreement related to such Specified Acquisition, the Total Leverage Ratio shall not include any Indebtedness of the Borrower or the Guarantors to the extent that (x) such Indebtedness was incurred solely to finance such Specified Acquisition (and any related transactions) and the proceeds of such indebtedness are held as cash or cash equivalents in an escrow or equivalent arrangement (pending the consummation of such Specified Acquisition) and (y) such Indebtedness is redeemable or prepayable at no more than 101% of the principal amount thereof (plus accrued interest) in the event that the Specified Acquisition is not consummated; and
(b)upon the Administrative Agent’s receipt of a written notice substantially in the form of Exhibit F hereto (a “Specified Acquisition Notice”), the Total Leverage Ratio as of the last day of any period for the four-quarter period beginning with the period in which such Specified Acquisition is consummated (such period in which the Specified Acquisition is consummated, the “Specified Acquisition Consummation Period”) and continuing through the fourth consecutive fiscal quarter ended immediately following the first day of the Specified Acquisition Consummation Period shall not exceed 4.50:1.00 (in lieu of the ratio set forth for such period above); provided that (i) the Borrower may deliver a Specified Acquisition Notice no more than three times during the life of this Agreement and (ii) after any Specified Acquisition Consummation Period, the Borrower must have a Total Leverage Ratio of no more than 4.00:1.00 for at least two consecutive fiscal quarters before the Borrower may elect to deliver a Specified Acquisition Notice for an additional time.
Article 7
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement, any other

Loan Document, the borrowings hereunder or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made, deemed made or furnished;
(d)the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Sections 2.05(k)(ii), 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08, 5.12 or in Article 6 (other than Section 6.11) or (ii) Section 6.11;
(e)the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (and the lapse of any applicable grace periods in respect thereof); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)an involuntary case or other proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its property or assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or seeking the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Significant Subsidiary shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, become unable, admit in writing its inability or fail generally to pay its debts as they become due, file an answer admitting the material allegations of a petition filed against it in any such proceeding, make a general assignment for the benefit of creditors or take any action for the purpose of effecting any of the foregoing;
(j)one or more judgments for (x) the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company and does not dispute coverage) or (y) injunctive relief which would reasonably be expected to result in a Material Adverse Effect shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall, in each case, remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, by reason of a pending appeal or otherwise, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;
(k)an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, has resulted in a Material Adverse Effect;
(l)any Guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents); or
(m)a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, shall, in each case by notice to the Borrower, take any or all of the following actions, as applicable, at the same or different times: (i) subject to the next succeeding paragraph, terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Nothing in this Agreement shall constitute a waiver of any rights or remedies the Lenders may otherwise have, including setoff rights.

    During the period from and including the Effective Date to and including the earlier of the borrowing of the Term Loans on the Term Funding Date and the termination or expiration of all the Commitments, and notwithstanding (I) any failure by the Borrower or any Subsidiary to observe or perform the covenants set forth in Article 5 or 6 hereof, (II) the occurrence of any Default or Event of Default (other than the occurrence and continuation of any Event of Default under clause (a), (b), or solely with respect to the Borrower, (h) or (i) of this Section) or (III) subject to the parenthetical provisions in clause (II) above, any provision to the contrary in this Agreement, none of the Administrative Agent or any Term Lender shall be entitled to (1) rescind, terminate or cancel the Term Facility or any of the Commitments hereunder, or exercise any right or remedy under this Agreement or any other Loan Document to the extent that to do so would prevent, limit or delay the making by any Term Lender of its Term Loan on the Term Funding Date, (2) in the case of any Term Lender, refuse or fail to make its Term Loan on the Term Funding Date or (3) in the case of any Term Lender, exercise any right of set-off or counterclaim in respect of its Term Loan to the extent that to do so would prevent, limit or delay the making of its Term Loan on the Term Funding Date; provided that, for the avoidance of doubt, the borrowing of the Term Loans on the Term Funding Date shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions precedent set forth in Section 4.02. For the avoidance of doubt, (x) the rights, remedies and entitlements of the Administrative Agent and the Term Lenders with respect to any condition precedent set forth in Section 4.02 shall not be limited in the event that any such condition is not satisfied on the Term Funding Date, (y) after the funding of the Term Loans on the Term Funding Date, all of the rights, remedies and entitlements of the Administrative Agent and the Term Lenders under this Agreement and the other Loan Documents shall be available and may be exercised by them notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of the provisions of this paragraph, but only to the extent that, after the funding of the Term Loans on the Term Funding Date, an Event of Default is outstanding and continuing at such time, and (z) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of the Administrative Agent or the Term Lenders with respect to any Event of Default under clause (a), (b), or solely with respect to the Borrower, (h) or (i) of this Section, in each case, that has occurred and is continuing, including any such rights, remedies or entitlements set forth in the immediately preceding paragraph.
Article 8
The Administrative Agent
Section 8.01.  Authorization and Action. (a) Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized (x) to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and (y) to negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.
(b)The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing:
(i)the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise or refrain from exercising (and shall be fully protected in so exercising or refraining from exercising) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (A) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (B) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided;
(iii)except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity and

(iv)nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.
(c)The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(d)The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(f)It is agreed that each of the Lead Arranger and Documentation Agents shall, in its capacities as such, have no duties or responsibilities under this Agreement or liability in connection with this Agreement, but shall have the benefit of the indemnities provided for hereunder. Each of the Lead Arranger and Documentation Agents, in its capacities as such, shall not have nor be deemed to have any fiduciary relationship with any Lender.
(g)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.13, 2.14, 2.16, 2.18 and 9.03) allowed in such judicial proceeding; and
(ii)(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(h)The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
Section 8.02.  Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)The Administrative Agent shall not be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default of Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of this Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and to confirm the occurrence of the Effective Date in accordance with Section 4.01. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender or for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 8.03.  Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.04.  The Administrative Agent Individually. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The bank serving as the Administrative Agent hereunder and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.05.  Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required). If no such successor shall have been so appointed by the Required

Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.
Section 8.06.  Acknowledgements of Lenders. (a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(ii)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iv)Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07.  Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Lead Arranger or Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent, the Lead Arranger and each Documentation Agent each hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Article 9
Miscellaneous
Section 9.01.  Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to the Borrower, to it at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607, Attention of D. R. Wyatt (Telecopy No. (757) 688-6449);
(ii)if to the Administrative Agent to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 1, Newark, Delaware 19713, Attention of Zohaib Nazir (E-mail: zohaib.nazir@chase.com; Tel: (312) 954-9582), with a copy to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 1, Newark, Delaware 19713, Attention of Yili X. Xu (E-mail: yili.x.xu@chase.com) and a copy to JPMorgan Chase Bank, N.A., 8181 Communications Pkwy, Plano, Texas 75024, Attention of Jonathan Bennett (E-mail: jonathan.r.bennett@jpmorgan.com);
(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)Each Lender is responsible for providing prompt notice to the Administrative Agent of any changes to the information set forth in its Administrative Questionnaire.
Section 9.02.  Waivers; Amendments. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b) Subject to Section 2.15(b), (c) and (d) and Section 9.02(d) and (e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall increase the Commitment of any Lender without the written consent of such Lender, reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, change Section 2.19(b), 2.19(c), 9.02 or any other provision of the Loan Documents in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each affected Lender, change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender that would be counted in such definition or provision, release all or substantially all of the value of the Guarantees provided by the Guarantors without the written consent of each Lender, release Alion as a Guarantor without the written consent of each Lender, change any of the provisions in Section 9.04(b) in such a way that imposes greater restrictions on a Lender’s ability to assign all or a portion of its rights and obligations under this Agreement without the written consent of each Lender adversely affected thereby, change any provisions of this Agreement in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each differently affected Class or (x) subordinate the Obligations to any material other Indebtedness shall require the written consent of each Lender adversely affected thereby; provided further that any such agreement described in the foregoing clause (v) shall require the consent of only such Lenders as are specified therein, and not of Required Lenders.
(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all the Lenders, if the consent of Lenders representing the Required Lenders to such Proposed Change is obtained, but the consent of any other Lender is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(c) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any assignee identified by the Borrower (with the consent of such assignee) that is a Lender, an Affiliate of a Lender, an Approved Fund or otherwise reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, after consultation of the Borrower with the Administrative Agent (and with the consent of the Administrative Agent to the extent such assignment would require its consent under Section 9.04(b)(i)), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 9.04(b)(ii)), all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of such Proposed Change, for an amount equal to the principal balance of all Loans held by such Non-Consenting Lender and all accrued interest, accrued fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.16, 2.17 and 2.18), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).
(d)Notwithstanding anything to the contrary herein the Administrative Agent may, upon prior notice to the Lenders, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency, in each case and the same is not objected to in writing by the Required Lenders within five Business Days following the receipt of notice thereof.
(e)Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may (1) with the consent of each directly and adversely affected Lender under any Class, but without the consent of any other Lender or Required Lenders, to extend the maturity date for such Class and to provide for different interest rates and fees and voluntary prepayments for the Lender providing such extended maturity date so long as an offer to extend the final expiration or maturity date of the applicable Class is made to all applicable Lenders participating in such Class on a pro rata basis pursuant to procedures reasonably satisfactory to the Administrative Agent; provided that no Lender shall be required to participate and (2) with the consent of each directly and adversely affected Lender under any Class (but no other Lender) to provide for a “re-pricing” amendment which reduces the interest rate accruing in respect of the Loans of such Class held by such Lenders. In connection with any such extension or amendment, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance and the terms and conditions thereof (which agreements and other documentation shall constitute a “Loan Document”), and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant extension or amendment) to the extent necessary or appropriate, in the judgment of the Administrative Agent and the Borrower, to reflect the existence of, and to give effect to the terms and conditions of, the applicable extension or amendment (including the addition of such modified Loans and/or Commitments as a separate “Class” hereunder).
Section 9.03.  Expenses; Limitation of Liability; Indemnity; Damage Waiver. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lead Arranger, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP and any other special or local counsel for the Administrative Agent as may have been retained by the Administrative Agent after consultation with the Borrower, in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement

(including expenses incurred in connection with due diligence) or any amendments, modifications or waivers of the provisions hereof (in each case whether or not the Transactions are consummated), [reserved] and all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights under or in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Limitation of Liability. To the extent permitted by applicable law the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Lead Arranger and any Lender, and any Related Party of any of the foregoing Persons for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet).
(c)Indemnity. The Borrower shall indemnify the Administrative Agent, the Lead Arranger, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the arrangement and the syndication of the credit facilities provided for herein, the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, any Loan or the use of the proceeds therefrom, any actual or alleged presence or release or threatened release of Hazardous Materials at, under, on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates, officers, directors or employees. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(d)Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (c) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the Term Loans (or, prior to the funding of the Term Loans on the Term Funding Date, Commitments) at the time outstanding or in effect (in each case, determined as if no Lender were a Defaulting Lender).
(e)To the extent permitted by applicable law, neither the Loan Parties nor any Indemnitee shall have liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof (other than in respect of such damages incurred or paid by an Indemnitee to a third party).
(f)All amounts due under this Section shall be payable promptly/not later than 10 days after written demand therefor, together with reasonable detail and supporting documentation.
(g)The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.
Section 9.04.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (but only to the extent expressly provided for in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower, provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)[reserved].
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information

(which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)no assignment shall be permitted to (x) the Borrower or any of its Subsidiaries or Affiliates without the approval of the Required Lenders or (y) a natural person.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent and, if required, the Borrower shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans of any Class owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. A Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05.  Survival. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any Loan Document is outstanding and unpaid is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06.  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Borrower and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, PDF or other electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.
Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.07.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower, any other Loan Party or any other Domestic Subsidiary that is a Restricted Subsidiary against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09.  Governing Law; Jurisdiction; Consent to Service of Process. This Agreement and the Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be construed in accordance with and governed by the law of the State of New York; provided, however, that (i) the interpretation of the definition of “Material Adverse Effect on the Acquired Companies” (and whether or not a “Material Adverse Effect on the Acquired Companies” has occurred or would reasonably be expected to occur) (b) the determination of the accuracy of any Alion Business Representations and whether as a result of any inaccuracy of any Alion Business Representation there has been a failure of a condition precedent to the Borrower’s (or the Borrower’s affiliates’) obligation to consummate the Alion Acquisition or such failure gives the Borrower the right to terminate its (or its affiliates’) obligations under the Alion Acquisition Agreement and (c) the determination of whether the Alion Acquisition has been consummated in accordance with the terms of the Alion Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such State without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12.  Confidentiality. Each of the Administrative Agent and the Lenders (each, a “Recipient”) acknowledges that the Borrower considers the Information (as defined below) to include confidential, sensitive or proprietary information and agrees to maintain the confidentiality of the Information, except that Information may be disclosed to such Recipient’s and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, such Recipient’s “Representatives”) (provided that such Representatives shall be informed by such Recipient of the confidential nature of such information prior to the disclosure and shall be directed to treat such information in accordance with the terms hereof, and each Recipient hereby agrees to be, and shall be, responsible for any breach of the confidentiality provisions of this Section 9.12 by its Representatives), to the extent requested in any legal, judicial, administrative proceeding or other compulsory process (including for purposes of establishing a “due diligence” defense in connection with such proceeding or process) or as required by applicable law or regulations, or upon the request or demand of any regulatory authority having jurisdiction over such Recipient or its affiliates (provided that, to the extent not prohibited by law or legal process, the disclosing Recipient will notify the Borrower as soon as practical in the event of any such disclosure pursuant to this clause (ii) (other than any disclosure made in the course of any examination conducted by a bank regulatory authority or by any self-regulatory authorities, such as the National Association of Insurance Commissioners)), to any other party to this Agreement, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, subject to a Confidentiality

Agreement executed (including in the form of a binding electronic “click-through” agreement) in favor of the Borrower, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any actual or prospective counterparty (or its advisors) designated by the Loan Parties to any swap or derivative transaction relating to the Borrower and its obligations, with the written consent of the Borrower acting through a Financial Officer or to the extent such Information becomes publicly available other than as a result of a breach of this Section or becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.
(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS (AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).
(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW(AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).
Section 9.13.  Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14.  Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 9.15.  USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation.
Section 9.16.  [Reserved].
Section 9.17.  Guaranty Release. Each Lender irrevocably authorizes the Administrative Agent to release any Guarantor from its obligations under the Guarantee Agreement if such Person (x) ceases to be a Wholly Owned Domestic Restricted Subsidiary as a result of a transaction permitted hereunder or (y) is validly designated as an Immaterial Subsidiary.

In each case as specified in this Section 9.17, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.17. In each case as specified in this Section 9.17, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.17.
Section 9.18.  Security Clearance. The Lenders and the Administrative Agent acknowledge that the Loan Parties and their Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government and, accordingly, neither the Loan Parties nor their Subsidiaries will release, disclose or otherwise make available to any Lender or the Administrative Agent any classified information or nuclear material in violation of any requirement of law, including laws restricting release of such information or material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such information or material. The Lenders and the Administrative Agent acknowledge that in connection with any exercise of a right or remedy the United States Federal government may remove classified information or government-issued property prior to any remedial action which would give the Lenders or the Administrative Agent access to or control over such classified information or government-issued property. The Lenders and the Administrative Agent acknowledge that any exercise of rights or remedies under the Loan Documents or applicable laws may be subject to the federal National Industrial Security Program Operating Manual (“NISPOM”), including, without limitation, the rules governing Foreign Ownership Control or Influence (as defined therein). Notwithstanding any notice requirements or other obligations of the Loan Parties under this Agreement, none of the Loan Parties or their Subsidiaries shall be required to furnish any classified or other confidential information to the extent that furnishing such information would not be permitted under applicable requirements of law (including, without limitation, the National Industrial Security Program established by Executive Order 12829 for the protection of information classified under, inter alia, the Atomic Energy Act of 1954 and the procedures set forth in NISPOM and the Department of Energy security regulations, including, without limitation, the foreign ownership, control or influence regulations under 48 CFR 904.70003, et seq.). Nothing in this Section 9.18 shall relieve the Loan Parties and their Subsidiaries of the obligation pursuant to Section 5.02 to furnish to the Administrative Agent written notice of any actual knowledge of the Borrower of any development in connection with any classified contract that may have a material adverse effect on the value of such contract to a Loan Party or Subsidiary, including but not limited to notice of cancellation received by the Loan Parties or their Subsidiaries or allegation of default with respect to such contract to the extent compliance with such specific notice obligations is not prohibited by applicable law or regulation.

Section 9.19.  No Fiduciary Relationship. Each of the Loan Parties hereby acknowledges that none of the Administrative Agent, the Lenders or their Affiliates has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement, and the relationship between the Administrative Agent, the Lead Arranger and the Lenders or any of their Affiliates, on the one hand, and the Loan Parties, on the other hand, in connection herewith is solely that of debtor and creditor.
Section 9.20.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.21.  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contract or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:    __________________________________
Name:
Title:

[Signature page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:    __________________________________
Name:
Title:

[Signature page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, as Lender

By:    __________________________________
Name:
Title:

[Signature page to Term Loan Credit Agreement]

[●], as a Lender
By:
Name:
Title:

[By:
Name:
Title:]

[Signature page to Term Loan Credit Agreement]